Exhibit 10.14

Approved 4/18/12

ATLANTIC CAPITAL BANCSHARES, INC.

EXECUTIVE OFFICER LONG TERM INCENTIVE PLAN

§ 1

PURPOSE

The purpose of this Plan is to provide an incentive for each Participant to improve the Company’s performance during each Bonus Period using the Performance Metrics set by the Committee under this Plan to measure such improvement.

§ 2

DEFINITIONS

“Award” means the bonus opportunity granted by the Committee to a Participant for a Bonus Period.

“Award Certificate” means the document which evidences the terms and conditions of an Award to a Participant under this Plan for a Bonus Period.

“Base Salary” means a Participant’s annual base salary as approved by the Board and as in effect on December 31st of the first year of a Bonus Period.

“Beneficiary” means the individual designated by a Participant on the form provided for this purpose by the Company to receive the Bonus, if any, payable on his or her behalf if the Participant dies before his or her Bonus is paid or, if no individual is so designated or if no individual so designated survives the Participant, the Participant’s estate.

“Board” means the Board of Directors of the Company.

“Bonus” means the bonus, if any, payable under the terms of this Plan.

“Bonus Period” means a period of more than one calendar year which is set forth in an Award Certificate when the related an Award is granted to a Participant.

“Change in Control” means a “Change in Control” as defined in, and determined in accordance with the terms of, the Atlantic Capital Bancshares, Inc. 2006 Stock Incentive Plan, as amended from time to time.

“Committee” means the members of the Board who are designated from time to time by the Board to operate and administer this Plan.

“Company” means Atlantic Capital Bancshares, Inc., a Georgia corporation, and any successor to such corporation.

“Common Stock” means the Company’s common stock, $1.00 par value.

“Disability” means a Participant’s inability as determined by the Committee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, all as determined by the Committee.

“Maximum Bonus Performance Level” means the level of performance which will result in the payment of the maximum Bonus payable with respect to a particular Performance Metric.

“Participant” means an employee of the Company or a subsidiary of the Company who is designated as such by the Board.

“Plan” means this Atlantic Capital Bancshares, Inc. Executive Officer Long Term Incentive Plan, as amended from time to time.

“Performance Metric” means a performance related metric set by the Committee to measure the performance on which a Bonus under this Plan will be based.

“Retirement” means a Participant’s retirement pursuant to the terms of the Company’s retirement policy for executives if the Committee and the Participant consent to such retirement.

“Threshold Bonus Performance Level” means the minimum level of performance which will result in the payment of any Bonus with respect to a particular Performance Metric.

§ 3

PERFORMANCE METRICS

3.1 General. The Bonus, if any, payable to a Participant shall be based on the extent to which the Committee determines in its discretion that a Performance Metric, or the Performance Metrics, set forth in such Participant’s Award Certificate is, or are, met for a Bonus Period.

3.2 Committee Action. The Committee shall set the Performance Metric, or the Performance Metrics, for each Participant for each Bonus Period. The Committee may set a Performance Metric based on individual performance, business unit or division performance or Company-wide performance or any combination of individual, business unit or division or Company-wide performance metrics. Finally, the Committee acting in its discretion shall determine at the end of each Bonus Period the level of performance achieved with respect to each Performance Metric for such Bonus Period.

3.3 Threshold Bonus Performance Level and Maximum Bonus Performance Level. The Committee shall establish a Threshold Bonus Performance Level for each Performance Metric, and no Bonus payment will be made with respect to that Performance Metric if the Threshold Bonus Performance Level is not achieved. The Committee shall also establish a Maximum Bonus Performance Level for each Performance Metric, and no additional Bonus payment will be made for that Performance Metric for performance which exceeds the Maximum Bonus Performance Level.

§ 4

BONUS COMPUTATION

4.1 General. Except as expressly provided in an Award Certificate, no Bonus will be payable to a Participant under this Plan unless the performance with respect to each Performance Metric set for the Participant equals or exceeds the Threshold Bonus Performance Level for that Performance Metric.

4.2 Bonus. A Participant’s Bonus, if any, under this Plan shall be expressed as a percentage of his or her Base Salary.

4.3 Bonus Break-Points. The Committee may establish at its discretion such break-points between the percentage of a Participant’s Base Salary payable as a Bonus for performance at any level between the Threshold Bonus Performance Level and the Maximum Bonus Performance Level for a Performance Metric as the Committee deems appropriate under the circumstances so that the Bonus, if any, payable to a Participant with respect to such Performance Metric is computed on a basis other than a straight-line interpolation between performance at the Threshold Bonus Performance Level and performance at the Maximum Bonus Performance Level.

§ 5

BONUS PAYMENTS

5.1 Conditions to Payment.

(a) General Rule. A Participant will be eligible for the payment of a Bonus, if any, determined under § 4 if he or she is employed by the Company or a subsidiary on the date the Bonus is paid. Subject to § 5.1(b), a Participant will forfeit any right to the payment of any Bonus under this Plan if his or her employment with the Company or a subsidiary terminates for any reason whatsoever before the date the Bonus is paid.

(b) Special Rule. A Participant whose employment with the Company or a subsidiary is terminated at any time before the date a Bonus is paid nevertheless will be eligible for the payment of such Bonus if his or her employment is terminated as a result of his or her Death, Disability or Retirement or is terminated under circumstances which the Committee in its discretion determines is comparable to a termination as a result of Death, Disability or Retirement; provided, if a Participant’s employment so terminates before the end of the Bonus Period, the Bonus which would have been payable to, or on behalf of, such Participant (if he or she had been employed by the Company or a subsidiary on the date the Bonus was paid) will be pro-rated using a fraction, the numerator of which will be the number of full calendar months he or she was employed by the Company or a subsidiary during the Bonus Period and the denominator of which will be the number of full calendar months in the Bonus Period.

5.2 Time and Form of Payment.

(a) Time. Any Bonus payable under this Plan will be paid at such time as the Committee in its discretion determines that payment will be made; provided, however, that payment will (subject to § 6 and § 8) be made no earlier than January 1 of the calendar year immediately following the end of the Bonus Period and no later than March 15 of such calendar year.

(b) Form. A Bonus at the discretion of the Committee may be paid to, or on behalf of, a Participant in a lump sum in cash or in Common Stock or in any combination of cash and Common Stock. The Committee shall have the discretion to decide whether a particular Participant will be paid in Common Stock or in cash, or in a combination of Common Stock and cash, and the Committee shall have the discretion to make one decision with respect to one Participant or Beneficiary and a different decision with respect to another

Participant or Beneficiary. If payment is made in Common Stock, the value of the Common Stock, or the process to determine such value, will be set forth in the related Award Certificate, and a Participant or Beneficiary as a condition to the issuance of the Common Stock may be required to sign any form of shareholder agreement which the owners of Common Stock ordinarily are required to sign.

5.3 Beneficiary. If a Participant dies before the payment of his or her Bonus, the Bonus will be paid on the Participant’s behalf to his or her Beneficiary.

5.4 Tax Withholdings. The payment of any Bonus under this Plan will be made subject to applicable tax withholdings which may be made from a Bonus or deducted from a Participant’s other compensation.

5.5 Source of Funds. Any cash payment made under this Plan will be made from the Company’s general assets.

5.6 Creditor Status. A Participant’s status as a creditor of the Company with respect to a claim for a Bonus under this Plan will be no higher than the status of a general and unsecured creditor of the Company.

§ 6

CHANGE IN CONTROL

If there is a Change in Control, the Committeebefore such Change in Control shall determine whether Performance Metrics for outstanding Awards will remain relevant after the Change in Control and, if the Committee determines that the metrics will remain relevant, whether any adjustment in the Threshold Bonus Performance Level and the Maximum Bonus Performance Level with respect to such metrics or the break points described in § 4.3 are appropriate in light of the Change in Control. If the Committee determines that the metrics will no longer be relevant, the Committee shall terminate this Plan and direct the Company to make such payments, if any, to or on behalf of each Participant as the Committee deems appropriate and proper under the circumstances. If the Committee determines that any adjustments to the Threshold Bonus Performance Level and the Maximum Bonus Performance Level or the break points described in § 4.3 are appropriate, the Committee shall make such adjustments.

§ 7

OPERATION AND ADMINISTRATION

The Committee acting in its discretion will be responsible for the operation and administration of this Plan, and the Committee in connection with the exercise of such discretion may interpret any provision which the Committee deems ambiguous, may cure any provision which the Committee deems defective and may take any other action which the Committee deems necessary or appropriate under the circumstances, including making exceptions to the express terms of this Plan when called for under the terms of an employment or other written agreement between the Company and a Participant. All determinations and calculations required under this Plan shall be made by the Committee and shall be binding on the Company, on each Participant and Beneficiary and on each other person who has an interest in such determination or calculation.

§ 8

AMENDMENT AND TERMINATION

The Committee may amend this Plan from time to time as the Committee deems necessary or appropriate; provided, no amendment shall (except as provided in § 6) be made to the Performance Metrics, the Threshold Bonus Performance Level or the Maximum Bonus Performance Level or the break points described § 4.3 with respect to outstanding Awards unless the Committee determines that the amendment is required to fairly take into account any change in applicable law or in the applicable accounting rules or any other extraordinary circumstances. The Committee also may terminate this Plan at any time, but the Committee in such event shall direct the Company to make such payments, if any, to, or on behalf of, each Participant with respect to each outstanding Award as the Committee deems appropriate and proper under the circumstances.

§ 9

MISCELLANEOUS

9.1 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the conflict of laws provisions of any state, and in accordance with any applicable laws of the United States.

9.2 Successors. This Plan shall be binding on the Company, any successor to the Company (whether by contract or by operation of law) and on any Participant or Beneficiary of a Participant and on any other person who might have an interest in any Bonus.

9.3 Right of Offset. The Company shall have the right to reduce any Bonus otherwise payable under this Plan to, or on behalf of, any Participant by the amount of any obligation which the Participant has to the Company or any subsidiary of the Company that is or has become due and payable to the Company or such subsidiary.

9.4 No Assignment. A Participant shall not have the right to alienate or otherwise transfer or assign any interest in any Bonus to any person whomsoever absent the express written consent of the Committee, and any attempt to do so absent such express written consent shall be null and void ab initio.

9.6 Headings. The headings to sections (§) of this Plan are solely for the convenience of the reader and shall not be taken into account in the construction or interpretation of this Plan.

IN WITNESS WHEREOF, Atlantic Capital Bancshares, Inc. has caused a duly authorized officer to execute this Plan on its behalf to evidence its adoption of this Plan.

Atlantic Capital Bancshares, Inc.

By:	/s/ Douglas L. Williams
Name:	Douglas L. Williams
Title:	President & Chief Executive Officer

Date Approved:	April 18, 2012